TRANSGLOBE ENERGY CORPORATION

702, 67 Yonge St.

Form of Proxy – Special Meeting to be held on September 29, 2022Trader’s Bank Building Toronto, ON M5E 1J8

Appointment of Proxyholder

I/We being the undersigned holder(s) of common shares (“Shareholders”) of TransGlobe Energy Corporation (the “Corporation”) hereby appoint Randall Neely or failing this person, Edward Ok (together, the “Management Nominees”)

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein:

OR

as my/our proxyholder with full power of substitution and to attend, act, and to vote for and on behalf of the Shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting of the Shareholders of the Corporation (the “Meeting”) to be held virtually at https://web.lumiagm.com/201458342 on September 29, 2022 at 9:00 a.m. Calgary time or at any adjournment thereof.

The directors and management of the Corporation recommend Shareholders VOTE FOR the matter set out below.

1.	Special Resolution. To consider pursuant to an interim order of the Court of Queen’s Bench of Alberta dated August 29, 2022, as may be amended, modified, supplemented or varied, and, if thought advisable, to pass a special resolution, the full text of which is set forth in Appendix A to the accompanying management information circular of the Corporation dated August 29, 2022 (the "Information Circular"), approving a plan of arrangement involving VAALCO Energy, Inc., VAALCO Energy Canada ULC, the Corporation, the Corporation’s Shareholders and other securityholders of the Corporation under Section 193 of the Business Corporations Act (Alberta), all as more particularly described in the Information Circular

ForAgainst

To transact such further and other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/we authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by management.

Signature(s):Date

//

MM / DD / YY

This form of proxy is solicited by and on behalf of management.

Proxies must be received by 9:00 a.m., Calgary time, on September 27, 2022.

Notes to Proxy

1.

Each holder has the right to appoint a person, who need not be a holder, to attend and represent him or her at the Meeting. If you wish to appoint a person other than the Management Nominees, please insert the name of your chosen proxyholder in the space provided on the reverse.

2.

If the securities are registered in the name of more than one holder (for example, joint ownership, trustees, executors, etc.) then all of the registered owners must sign this proxy in the space provided on the reverse. If you are voting on behalf of a corporation or another individual, you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3.	This proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by management to the holder.

5.

The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by management.

6.

The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.If any amendments or variations to matters identified in the Notice of Meeting are proposed at the Meeting or any postponement or adjournment thereof or if any other matters properly come before the Meeting or any adjournment thereof, this proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgement of the person voting the proxy at the Meeting or any postponement or adjournment thereof.

8.	This proxy should be read in conjunction with the accompanying documentation provided by management.

9.

To be valid, this proxy must be filed using one of the voting methods described herein and must be received by Odyssey Trust Company before the filing deadline for proxies, noted above or in the case of any adjournment or postponement of the Meeting not less than 48 hours (Saturdays, Sundays and holidays excepted) before the time of the adjourned or postponed meeting. Late proxies may be accepted or rejected by the Corporation at its discretion, and the Corporation is under no obligation to accept or reject any particular late proxy.

INSTEAD OF MAILING THIS PROXY, YOU MAY SUBMIT YOUR PROXY USING SECURE ONLINE VOTING AVAILABLE ANYTIME:

To Vote Your Proxy Online please visit:

https://login.odysseytrust.com/pxlogin

You will require the CONTROL NUMBER printed with your address to the right. If you vote by Internet, do not mail this proxy.

To Virtually Attend the Meeting:

Shareholder Address and Control Number Here

You can attend the Meeting virtually by visiting https://web.lumiagm.com and entering the meeting ID 201-458-342. For further information on the Meeting and how to attend it, please view the Information Circular.

To request the receipt of future documents via email and/or to sign up for Securityholder Online services, you may contact Odyssey Trust Company at www.odysseycontact.com.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. A return envelope has been enclosed for voting by mail.